FOR IMMEDIATE RELEASE

Neah Power Pleased with Consumer Demand for Generation One BuzzBar™ Technology, Production Underway and Expected to Ship Early

BOTHELL, Wash., February 18, 2014

Neah Power Systems, Inc., (OTCBB:NPWZ) a provider of proprietary power solutions, announced that sales for the first generation (Gen One) of the BuzzBar has closed out with the orders received to date, and that the second generation is already under development.

“We were very pleased with the demand by the consumer market for the first generation of BuzzBar technology,” said CEO, Chris D’Couto. “We have closed out final sales of the Gen One, and received excellent feedback from the initial prototypes and helpful comments online. We have already implemented some compelling design changes into the first generation BuzzBar, including making the unit more compact thus increasing energy density.”

Gen One of the BuzzBar was available in limited supply exclusively via the new Neah Power website. It is expected that the second generation may be available both on the website and in select consumer outlets. Gen One BuzzBars are in production and expected to ship 4 weeks earlier than previously stated on the website, with the first units arriving in April. Gen Two BuzzBars will follow closely behind, along with the BuzzBat, BuzzSol, and additional BuzzCell accessories.

Unlike competitor’s mobile chargers, the BuzzBar allows users to charge their mobile devices using virtually any source of energy that can plug into the BuzzBar including; wall outlets, batteries (BuzzBat™), solar power (BuzzSol™), and the liquid fueled BuzzCell.™. During power outages or in third world countries with unreliable power grids, traditional mobile charging units that must be charged via a wall outlet quickly become useless. The BuzzBar family of products fills this critical gap in the market.

FOR IMMEDIATE RELEASE

-###-

About Neah Power

Neah Power Systems, Inc., (OTCBB:NPWZ) is an innovator of cutting-edge power solutions  for  the  military,  transportation  and  portable  electronics  industries.  Neah Power’s long-lasting, efficient, and safe solutions include patent-pending micro fuel cells that enable higher power densities in compact form-factors at a lower cost, and that run in aerobic and anaerobic modes. Neah Power was a 2012 ZINO Green Finalist, 2010 WTIA Finalist, and 2010 Best of What’s New Popular Science Award. Contact Neah Power at (425) 424.3324 ext-108 or  info@NeahPower.com. Neah Power has named Hitman, Inc., as their current agency of record.

Forward Looking Statements

Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward- looking statements, and the Company does not undertake any responsibility to update any of these statements in the future. Please read Neah Power System’s Form 10-K for the fiscal year ended September 30, 2013 and its Quarterly Reports on Form 10-Q filed with the SEC during fiscal 2014 for a discussion of such risks, uncertainties and other factors.

Media Contact:

Heather Bledsoe

Hitman, Inc. | (212) 300.6026 contractahit@yourhitman.com